Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HANSEN NATURAL CORPORATION

Under Section 242 of the

Delaware General Corporation Law

We, the undersigned, being Chairman and Secretary of Hansen Natural Corporation, a corporation existing under the laws of the State of Delaware, do hereby certify as follows:

FIRST:                                                         The name of the Corporation is Hansen Natural Corporation.

SECOND:                                         The amendments to the certificate of incorporation effected by this Certificate are as follows:

(1)                                                                                  To delete ARTICLE I of the certificate of incorporation and substitute in lieu thereof the following new ARTICLE I:

“The name of the corporation is: MONSTER BEVERAGE CORPORATION.”

(2)                                                                                  To delete ARTICLE IV of the certificate of incorporation and substitute in lieu thereof the following new ARTICLE IV:

“The aggregate number of shares of stock that the Corporation shall have authority to issue is two hundred and forty million (240,000,000) shares of common stock $0.005 par value per share.”

THIRD:                                                     The amendments of the certificate of incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 and 141(f) of the General Corporation Law of the State of Delaware.

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IN WITNESS THEREOF, we have signed this Certificate this 5th day of January, 2012.

/s/ Rodney C. Sacks
Rodney C. Sacks, Chairman

Attest:

/s/ Hilton H. Schlosberg
Hilton H. Schlosberg, Secretary